Exhibit 99.1

PRESS RELEASE

Musa Tariq joins Guardant Health board of directors

PALO ALTO, Calif., February 27, 2023 — Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, announced today the appointment of Musa Tariq to its board of directors, effective March 6. Currently the chief marketing officer for GoFundMe, the world’s leading fundraising platform, Tariq is a distinguished marketing executive with experience leading global consumer brands.

“We are very pleased to welcome Musa Tariq to our board of directors,” said Helmy Eltoukhy, Guardant Health chairman and co-CEO. “Musa brings a wealth of knowledge and expertise in building some of the world’s most recognized brands. His insights will be extremely valuable as we continue to build our brand and shape the company’s next chapter to empower every individual to stay one step ahead of cancer.”

Since joining GoFundMe in January 2021, Tariq has been recognized for his leadership in Forbes’ Entrepreneurial CMO List 2022, and in Insider’s Most Innovative CMOs of 2022. Before his role with GoFundMe, Tariq was global head of marketing for Airbnb Experiences where he drove brand awareness and adoption of that rapidly growing part of Airbnb’s business. Prior to Airbnb, he was chief brand officer at Ford Motor Company and also held marketing leadership roles at Apple, Nike and Burberry.

“I am excited to join the Guardant Health board at such a pivotal time in the company’s evolution,” said Tariq. “Guardant is a leader in helping patients at all stages of cancer live longer and healthier lives, and now they’ve developed a simple blood test to find cancer early, when it’s most treatable. I look forward to working with the company’s leadership team to advance its mission to transform the future of cancer care.”

A distinguished counselor to iconic and emerging global brands, Tariq currently serves as an advisor to MasterClass, The British Fashion Council, Felix Capital and several other starts ups. He has a B.S. in Geography and Economics from London School of Economics.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantINFINITY™ tests for advanced-stage cancer, and Guardant Reveal™ for early-stage cancer. The Guardant Health screening portfolio, including the commercially launched Shield™ test, aims to address the needs of individuals eligible for cancer screening. For more information, visit guardanthealth.com and follow the company on LinkedIn and Twitter.

Investor Contact:

Alex Kleban

investors@guardanthealth.com

+1 657-254-5417

Media Contact:

Michael Weist

press@guardanthealth.com

+1 317-371-0035